WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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Exhibit to Accompany
Item 77C
Form N-SAR
The Primary Trend Funds, Inc.
(the "Funds")

RESULTS OF SHAREHOLDER MEETING

A special meeting of the shareholders of the Funds was held on April 29, 1998 for the sole purpose of electing directors. Barry S. Arnold, Lilli Gust, Clark J. Hillery and
Harold L. Holtz were elected directors of the Funds by shareholders of record as of March 25, 1998. The results of the vote were as follows:


FOR All
Directors
Withheld
The Primary Trend
Fund, Inc.
1,103,054
15,563
The Primary
Income Funds, Inc.
312,083
485



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